EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                             FOR IMMEDIATE RELEASE July 18, 2008
                                             -----------------------------------


ACME UNITED CORPORATION REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

         FAIRFIELD, CONN. - July 18, 2008 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended June 30, 2008 were $22.7 million, compared to $19.0 million in the same period in 2007, an increase of 20% (17% in local currency). Net sales for the six months ended June 30, 2008 were $37.0 million, compared to $31.2 million in the same period in 2007, an increase of 18% (15% in local currency).

         Net income was $1,730,000 or $.47 per diluted share for the second quarter ended June 30, 2008, compared to $1,522,000 or $.41 per diluted share for the comparable period last year, an increase of 14% in net income and 15% in diluted earnings per share. Net income for the six months ended June 30, 2008 was $2,482,000, or $.68 per diluted share, compared to $2,172,000, or $.59 per diluted share in the comparable period last year, a 14% increase in net income and 15% in diluted earnings per share.

         Net sales for the quarter ended June 30, 2008 in the U.S. segment increased 23% as a result of market acceptance of new anti-microbial school scissors, rulers, and math kits and iPoint pencil sharpeners. Net sales for the six months ended June 30, 2008 in the U.S. segment increased 21%. Net sales in Canada in the first six months of 2008 increased by 5% in U.S. dollars but declined 6% in local currency due to soft demand in the overall office products market. European net sales in the first six months of 2008 increased 18% in U.S. dollars and 3% in local currency.

         Gross margins were 39.3% in the second quarter of 2008 versus 42.0% in the comparable period last year. For the first six months of 2008, gross margins were 40.3% compared to 42.6% in the same period in 2007. The gross margin declines were due to increased costs of material, labor, and energy, and the appreciation of the Chinese currency against the U.S. dollar. Also, in the second quarter of 2008, the company gained market share in the highly competitive back to school segment which reduced gross margins.

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

         Walter C. Johnsen, Chairman and CEO, said "The second quarter and year to date sales demonstrate the strength of our new products, and the values they deliver to our customers. Acme's base of business has broadened during the past several years, with growth in the mass market, office superstores, independent dealers, and hardware and industrial markets. Our international sales base has also grown. The broadening of our customer base and international sales has offset weakness in some domestic accounts."

         The Company's bank debt less cash on June 30, 2008 was $11.3 million compared to $9.6 million on June 30, 2007. The increase in bank debt during the twelve month period was primarily due to an increase in borrowings for inventory and accounts receivables for the back to school season as well as share repurchases, partially offset by earnings. Based on anticipated cash flow, the debt level is expected to decline during the second half of the year. During the 12 month period ended June 30, 2008, Acme purchased 67,600 shares of its common stock for approximately $900,000 under its previously announced repurchase program. As of June 30, 2008, there were 182,400 shares that may be purchased under the outstanding stock repurchase programs.


         ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office and industrial use. Its leading brands include Westcott(R), Clauss(R), and PhysiciansCare (R).

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           SECOND QUARTER REPORT 2008
                                   (Unaudited)
                                                               Quarter Ended             Quarter Ended
Amounts in $000's except per share data                        June 30, 2008             June 30, 2007
--------------------------------------------------------------------------------------------------------------

Net sales                                                   $          22,708         $          18,999
Cost of goods sold                                                     13,790                    11,020
                                                              ----------------          ----------------
Gross profit                                                            8,918                     7,979
Selling, general, and administrative expenses                           6,121                     5,435
                                                              ----------------          ----------------
Income from operations                                                  2,797                     2,544
Interest expense                                                           90                       156
Other expense                                                              24                        41
                                                              ----------------          ----------------
Pre-tax income                                                          2,683                     2,347
Income tax expense                                                        953                       825
                                                              ----------------          ----------------
Net income                                                  $           1,730         $           1,522
                                                              ================          ================

     Shares outstanding - Basic                                         3,518                     3,527
     Shares outstanding - Diluted                                       3,665                     3,698

Earnings per share basic                                    $            0.49         $            0.43
Earnings per share diluted                                               0.47                      0.41

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       SECOND QUARTER REPORT 2008 (cont.)
                                   (Unaudited)

                                                             Six Months Ended          Six Months Ended
Amounts in $000's except per share data                        June 30, 2008             June 30, 2007
--------------------------------------------------------------------------------------------------------------

Net sales                                                   $          36,977         $          31,240
Cost of goods sold                                                     22,073                    17,927
                                                              ----------------          ----------------
Gross profit                                                           14,904                    13,313
Selling, general, and administrative expenses                          11,039                     9,593
                                                              ----------------          ----------------
Income from operations                                                  3,865                     3,720
Interest expense                                                          187                       310
Other (income) expense                                                   (162)                       14
                                                              ----------------          ----------------
Pre-tax income                                                          3,840                     3,396
Income tax expense                                                      1,358                     1,224
                                                              ----------------          ----------------
Net income                                                  $           2,482         $           2,172
                                                              ================          ================

     Shares outstanding - Basic                                         3,519                     3,527
     Shares outstanding - Diluted                                       3,666                     3,698

Earnings per share basic                                    $            0.71         $            0.62
Earnings per share diluted                                               0.68                      0.59

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           SECOND QUARTER REPORT 2008
                                   (Unaudited)

Amounts in $000's                                              June 30, 2008             June 30, 2007
---------------------------------------------------------------------------------------------------------

Assets:
-------
Current assets:
     Cash                                                   $           3,703         $           3,057
     Accounts receivable, net                                          20,852                    18,056
     Inventories                                                       21,458                    17,079
     Prepaid and other current assets                                   1,121                     1,287
                                                              ----------------          ----------------
Total current assets                                                   47,134                    39,479

     Property and equipment, net                                        2,479                     2,506
     Other assets                                                       1,927                     1,016
                                                              ----------------          ----------------
Total assets                                                $          51,540         $          43,001
                                                              ================          ================

Liabilities and stockholders' equity:
-------------------------------------
Current liabilities
     Accounts payable                                                   6,623                     4,639
     Other current liabilities                                          4,631                     4,309
                                                              ----------------          ----------------
Total current liabilities                                              11,253                     8,948
Long-term debt                                                         14,992                    12,697
Other non current liabilities                                             551                       687
                                                              ----------------          ----------------
                                                                       26,796                    22,332
Total stockholders' equity                                             24,744                    20,669
                                                              ----------------          ----------------
Total liabilities and stockholders' equity                  $          51,540         $          43,001
                                                              ================          ================

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